Exhibit 10.31
AMENDMENT TO SERVICE AGREEMENT
     This Amendment to Service Agreement (this “Amendment”) is made and entered into as of this day 25 of August 2011 between First Data Merchant Services Corporation (“FDMS”) and iPayment, Inc. (“Customer”) and amends that certain Service Agreement by and between FDMS and Customer dated July 1, 2002, as amended (the “Service Agreement”). Except as supplemented or amended by this Amendment, the provisions of the Service Agreement shall continue in full force and effect, and if there shall be any conflict between the provisions of this Amendment and the Service Agreement, the terms of this Amendment shall control. Each capitalized term used but not defined herein shall have the meaning assigned in the Service Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, FDMS and Customer hereby agree as follows:
1. The Processing Fees set forth in Section II of Exhibit B to the Service Agreement shall be amended by the addition of the “Product Regulatory Fees” as set forth on Schedule A to this Amendment; provided, however, billing element “2475” replaces the current billing element “2475.” For the avoidance of any doubt, the “Product Regulatory Fees” shall apply to all of Customer’s Accounts processing pursuant to the Service Agreement. In addition, the “Product Regulatory Fees” shall not be considered Eligible Fees and thus not included in any rebate calculations.
2. The “Product Regulatory Fees” set forth in this Amendment, along with the associated services and platform functionality, will expire on August 31, 2012 unless both parties agree in writing to the new pricing.
3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and taken together they shall be considered one agreement.
     IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed by their duly authorized officers as of date listed above.

First Data Merchant Services Corporation		iPayment, Inc.

By:	/s/ Rick Learch	By:	/s/ Joseph Jorling

Printed Name:	Rick Learch	Printed Name:	Joseph Jorling

Title:	SVP	Title:	Senior Vice President

SCHEDULE A
“Product Regulatory Fees”

	Item	Definition	Price Per Item
Manual	Diversion Fee	This fee will be billed for each merchant that has a Federal diversion or both a State and Federal diversion during the month.	Per Federal diverted merchant per month $* Per State and Federal diverted merchant per month $* Effective 1/1/2012
2475	Merchant Statement	This fee will be billed for each open account and each closed account with activity that remains on the Customer’s master file on the last processing day of the calendar month as defined on the MM-101 Merchant Profitability report or an equivalent report.

		For avoidance of any doubts, the element is being billed monthly for a bundled, single source product solution to help manage and support reporting requirements under Section 6050W of the Internal Revenue Code and the implementing Treasury Regulations, along with similar state laws, and the regulatory changes associated with the proposed Durbin Amendment dated July 21, 2010 to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.	Per statement per month ++ $* Effective 8/1/2011

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Agency Name:	iPayment
Agency :
DESCRIPTION	TIERS	DRIVER	RATE
Diversion Fee This fee will be billed for each merchant that has a Federal diversion or both a State and Federal diversion during the month.		Per Federal diverted merchant per month Per State and Federal diverted merchant per month	$* $* Effective 1/1/2012

Regulatory Product Fee		Per merchant account on file per month	$*++ Effective 8/1/2011
++ Customer shall submit to FDMS a list of chain Customer Accounts that shall be excluded from the application of the associated Processing Fee. FDMS shall issue a monthly credit to Customer in the amount of $* related to the associated Processing Fee. The monthly credit may be modified quarterly based upon new chains of Customer Accounts being added or deleted to any list submitted by Customer.

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.